Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated August 1, 2012

J.P. Morgan ETF Efficiente 5 Index

Performance Update - August 2012

OVERVIEW

JPMorgan ETF Efficiente 5 Index is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs") and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach.

Hypothetical and Actual Historical Performance -July 31, 2002 to July 31, 2012

Key Features of the Index

[] The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index.

[] Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.

[] Targets a volatility of 5%.

[] Levels published on Bloomberg under the ticker EEJPUS5E.

Hypothetical and Actual Historical Volatility --July 31, 2002 to July 31, 2012
[GRAPHIC OMITTED]
Recent Index Performance
                         July 2012 June 2012 May 2012  YTD
------------------------ --------- --------- -------- -----
Historical Return(1)      2.65%      1.43%    -0.39%  5.21%
------------------------ --------- --------- -------- -----
Recent Index Composition

                                       iShares MSCI  iShares    iShares IBOXX               iShares MSCI iShares JP iShares SandP                           iShares      JPMorgan
            SPDR SandP      iShares     EAFE Index  Barclays 20+ INV GR Corp   iShares IBOXX Emerging Mkt Morgan EM  GSCI Cmdty-  SPDR Gold iShares DJ US Barclays TIPS  Cash Index
            500 ETF Trust Russell 2000   Fund        Year TR        Bond       H/Y CORP BOND    Index     Bond Fund  Indexed Trust   Trust    Real Estate     Bond       USD 3 Month
----------- ------------- ------------ ------------ ------------ ------------- ------------- ------------ ---------- ------------- --------- ------------- ------------- -----------
 August 12   10.0%         0.0%         0.0%        20.0%         20.0%          10.0%        0.0%        20.0%       0.0%         0.0%       20.0%         0.0%          0.0%
----------- ------------- ------------ ------------ ------------ ------------- ------------- ------------ ---------- ------------- --------- ------------- ------------- -----------
    July 12  15.0%         0.0%         0.0%        20.0%         20.0%          5.0%         0.0%        20.0%       0.0%         0.0%       20.0%         0.0%          0.0%
----------- ------------- ------------ ------------ ------------ ------------- ------------- ------------ ---------- ------------- --------- ------------- ------------- -----------

Comparative Hypotheical and Historical Total Returns (%), Volatility (%) and
Correlation -- July 31, 2012

                                         Three Year     Five Year Annualized Ten Year Annualized Ten Year Annualized Ten Year Sharpe
                                      Annualized Return       Return               Return             Volatility          Ratio      Ten Year Correlation
------------------------------------- ----------------- -------------------- ------------------- ------------------- --------------- --------------------
ETF Efficiente Index                       9.2%                6.9%                 7.3%                5.9%              1.244           100.0%
------------------------------------- ----------------- -------------------- ------------------- ------------------- --------------- --------------------
SandP 500 (Price Return)                  11.8%               -1.1%                 4.2%               21.5%              0.196            20.7%
------------------------------------- ----------------- -------------------- ------------------- ------------------- --------------- --------------------
Barclays Aggregate Bond Index (Excess      6.3%                4.9%                 3.1%                3.9%              0.787            30.8%
Return)
------------------------------------- ----------------- -------------------- ------------------- ------------------- --------------- --------------------

Notes

Hypothetical, historical performance measures: Represent the performance of the
ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28, 2010, and the actual historical performance of the ETFs based on the daily closing level from October 29, 2010 through July 31, 2012, as well as the performance of the
SandP 500 Index ("SandP 500"), and the Barclays Aggregate Bond Index (Excess
Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the ETF
Efficiente Index will outperform the SandP 500 Index, the Barclays Aggregate
Bond Index (Excess Return) or any alternative investment strategy. Sources:
Bloomberg and JPMorgan.

Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the SandP 500 Index and the Barclays Aggregate
Bond Index (Excess Return). Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since July 31, 2002.
The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

o There are risks associated with a momentum-based investment strategy--The ETF
Efficiente Index (the "Strategy") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

o Correlation of performances among the basket constituents may reduce the performance of strategy--performances among the basket constituents comprising the index from time to time (the "Basket Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

o Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level--The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor with returns linked to the Index. The Index may not be successful, may not outperform any alternative strategy related to the Basket
Constituents, or may not achieve its target volatility of 5%.

o The investment strategy involves quarterly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region.
Changes in the value of the Basket Constituents may offset each other.

o An investment linked to the Index is subject to risks associated with non-U.S.
securities markets, such as emerging markets and currency exchange risk.

o The Index was established on October 29, 2010 and has a limited operating history The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement. For more information on the Index and for additional key risk information see Page 9 of the Strategy Guide at

http://www.sec.gov/Archives/edgar/data/19617/000095010312003770/crt-dp31861_fwp
..pdf

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com